UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 1, 2001

Second Bancorp Incorporated
(Exact name of registrant as specified in its charter)

Ohio	0-15624	34-1547453

(State of incorporation)	(Commission File Number)	(IRS Employer 21 Identification No.)

108 Main Avenue S.W., Warren, Ohio	44482-1311

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 330-841-0123

Item 5. Other Events

On September 28, 2001, the Company issued the following press release:

SECOND BANCORP ISSUES
TRUST PREFERRED SECURITIES IN PUBLIC OFFERING

Warren, Ohio, September 28, 2001—SECOND BANCORP INCORPORATED (Nasdaq “SECD”) announced the issuance of 2,800,000 shares of 9.00% Cumulative Trust Preferred Securities, $10 liquidation amount, in a public offering underwritten by Stifel, Nicolaus & Company, Incorporated and Sandler O’Neill & Partners, L.P. as co-representatives for a group of underwriters. The underwriters have also been granted a 30-day option to purchase up to an additional 400,000 Trust Preferred Securities to cover over-allotments, if any.

The Trust Preferred Securities represent undivided beneficial interests in the assets of Second Bancorp Capital Trust I which was established as a Delaware business trust for the purpose of issuing the Trust Preferred Securities. The Trust Preferred Securities mature on December 31, 2031 and are redeemable on or after December 31, 2006. Proceeds of the offering will be invested by Second Bancorp Capital Trust I in subordinated debentures of Second Bancorp.

Second Bancorp intends to use proceeds received by it to fund the cash price for the acquisition of Commerce Exchange Corporation which was announced July 23, 2001 and which Second Bancorp expects to be completed during the fourth quarter of 2001. Proceeds in excess of that cash price will be used by Second Bancorp to pay off existing short-term indebtedness and for other general corporate purposes.

The Trust Preferred Securities will be traded on the Nasdaq National Market under ticker symbol “SECDP”.

Second Bancorp is a $1.6 billion financial holding company providing a full range of commercial and consumer banking, trust, insurance and investment products and services to communities in a nine county area of Northeastern and East-Central Ohio through subsidiary Second National Bank’s network of 35 retail banking centers.

CONTACT: Christopher Stanitz, Executive Vice President and Secretary, at 330.841.0234 (phone), 330.841.0489 (fax), or cstanitz@secondnationalbank.com.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Second Bancorp Incorporated

Date: October 1, 2001	/s/ David L. Kellerman David L. Kellerman, Treasurer